Exhibit 99.1

Madrigal Pharmaceuticals Secures $500 Million in Senior Secured Credit from Blue Owl Managed Funds to Further Extend Leadership Position in MASH

•Proceeds to primarily support MASH pipeline expansion and to refinance existing senior credit facility
•$350 million initial term loan funded at close and up to an additional $150 million available through 2027
•Agreement also provides for the possibility of additional incremental facilities of up to $250 million of credit to support further strategic pipeline expansion

CONSHOHOCKEN, Pa., July 22, 2025 – Madrigal Pharmaceuticals, Inc. (NASDAQ: MDGL), a biopharmaceutical company focused on delivering novel therapeutics for metabolic dysfunction-associated steatohepatitis (MASH), today announced that it has entered into a $500 million senior secured credit facility with funds managed by Blue Owl Capital (NYSE: OWL), a leading alternative asset manager, to primarily advance Madrigal’s pipeline to further extend its leadership position in MASH.
The non-dilutive financing consists of:
•A $350 million initial term loan funded at closing, a portion of which was used to refinance Madrigal’s existing $115 million senior secured debt plus fees;
•A $150 million delayed draw term loan facility (DDTL), available in multiple draws at Madrigal’s discretion through December 2027; and
•An option for additional incremental facilities of up to $250 million, available in multiple draws and at the mutual consent of Madrigal and Blue Owl, to support potential additional strategic business development activity.

“This agreement with Blue Owl meaningfully strengthens our capital position with non-dilutive funding to advance our MASH pipeline through smart, focused business development – a key element of our long-term growth strategy,” said Bill Sibold, Chief Executive Officer of Madrigal Pharmaceuticals. “With strong U.S. launch momentum, a forthcoming U.S. Rezdiffra patent that provides protection through 2044, and a pivotal F4c outcomes trial underway, this facility gives us the financial flexibility to advance the expansion of our pipeline and extend our leadership position in MASH.”

“We are proud to support Madrigal at this pivotal moment in their growth trajectory,” said Sandip Agarwala, Managing Director and Head of Life Sciences at Blue Owl Capital. “Madrigal is well-positioned to transform the treatment landscape in MASH, and we believe Rezdiffra represents a breakthrough therapy for patients with significant unmet need. This investment reflects our high conviction in Madrigal’s strategy, execution capabilities and commitment to building a market-leading portfolio for the future of MASH therapies.”

Morgan Stanley & Co. LLC acted as sole structuring agent for Madrigal on the transaction. Goodwin Procter LLP served as legal advisor to Madrigal and Cooley LLP advised Blue Owl.

About Madrigal
Madrigal Pharmaceuticals, Inc. (Nasdaq: MDGL) is a biopharmaceutical company focused on delivering novel therapeutics for metabolic dysfunction-associated steatohepatitis (MASH), a liver disease with high unmet medical need. Madrigal’s medication, Rezdiffra (resmetirom), is a once-daily, oral, liver-directed THR-β agonist designed to target key underlying causes of MASH. Rezdiffra is the first and only medication approved by the FDA for the treatment of

MASH with moderate to advanced fibrosis (consistent with stages F2 to F3). An ongoing Phase 3 outcomes trial is evaluating Rezdiffra for the treatment of compensated MASH cirrhosis (consistent with stage F4c). For more information, visit www.madrigalpharma.com.

About Blue Owl
Blue Owl (NYSE: OWL) is a leading asset manager that is redefining alternatives®. With over $273 billion in assets under management as of March 31, 2025, we invest across three multi-strategy platforms: Credit, Real Assets, and GP Strategic Capital. Anchored by a strong permanent capital base, we provide businesses with private capital solutions to drive long-term growth and offer institutional investors, individual investors, and insurance companies differentiated alternative investment opportunities that aim to deliver strong performance, risk-adjusted returns, and capital preservation.

Together with over 1,200 experienced professionals globally, Blue Owl brings the vision and discipline to create the exceptional. To learn more, visit www.blueowl.com.

Forward Looking Statements
This press release includes “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements related to the expected use of proceeds from the credit facility, the expected benefit from Madrigal’s patent, Madrigal’s ability to expand its pipeline and Madrigal’s leadership position. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to: the assumptions underlying the forward-looking statements; risks related to obtaining and maintaining regulatory approvals, including, but not limited to, potential regulatory delays or rejections; our history of operating losses and the possibility that we may never achieve or maintain profitability; risks associated with meeting the objectives of Madrigal’s clinical trials, including, but not limited to Madrigal’s ability to achieve enrollment objectives concerning patient numbers (including an adequate safety database), outcomes objectives and/or timing objectives for Madrigal’s trials; any delays or failures in enrollment, and the occurrence of adverse safety events; risks related to the effects of Rezdiffra’s (resmetirom’s) mechanism of action; market demand for and acceptance of Rezdiffra; the potential inability to raise sufficient capital to fund ongoing operations as currently planned or to obtain financing on acceptable terms; our ability to service indebtedness and otherwise comply with debt covenants; outcomes or trends from competitive trials; future topline data timing or results; our ability to prevent and/or mitigate cyber-attacks; the timing and outcomes of clinical trials of Rezdiffra (resmetirom); the uncertainties inherent in clinical testing; uncertainties concerning analyses or assessments outside of a controlled clinical trial; and changes in laws and regulations applicable to our business and our ability to comply with such laws and regulations. Undue reliance should not be placed on forward looking statements, which speak only as of the date they are made. Madrigal undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Madrigal’s submissions filed with the U.S. Securities and Exchange Commission(“SEC”), for more detailed information regarding these risks and uncertainties and other factors that may cause actual results to differ materially from those expressed or implied. Madrigal specifically discusses these risks and uncertainties in greater detail in the sections appearing in Part I, Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 26, 2025, as updated from time to time by Madrigal’s other filings with the SEC.

Madrigal Pharmaceuticals, Rezdiffra™ and associated logos are trademarks of Madrigal Pharmaceuticals, Inc.

Investor Contact
Tina Ventura, IR@madrigalpharma.com

Media Contact
Christopher Frates, media@madrigalpharma.com